Exhibit 99

CONTACT:
Kiley F. Rawlins, CFA
Divisional Vice President
(704) 849-7496
http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS JUNE SALES

MATTHEWS, NC, July 7, 2005 - Family Dollar Stores, Inc. (NYSE: FDO) reported that sales for the five weeks ended July 2, 2005, increased 8.6% to approximately $566.9 million from $521.9 million for the five weeks ended July 3, 2004.  For the five week period ended July 2, 2005, compared with the five week period ended July 3, 2004, comparable store sales increased approximately 1.4%.  As of July 2, 2005, there were 5,732 stores in operation, including 54 stores that were opened in fiscal June 2005.

For the five week period ended July 2, 2005, compared with the five week period ended July 3, 2004, hardline merchandise sales in comparable stores increased approximately 2.2% and softline merchandise sales in comparable stores decreased approximately 1.3%.  Sales of seasonal merchandise and hanging apparel responded well to the warming trend experienced in several markets.  However, overall customer response to recent schematic changes in some core consumable categories has not been as strong as expected.  The Company has evaluated sales in these categories and is making assortment changes where appropriate. Sales from the refrigerated cooler installation continue to be encouraging, and stores in the Urban Initiative program continue to produce higher sales increases than the rest of the chain.

For the forty-four week period ended July 2, 2005, sales increased 10.8% to approximately $4.962 billion from $4.480 billion for the forty-four week period ended July 3, 2004.  Sales in existing stores for the comparable forty-four week periods increased approximately 2.6%, including an increase of approximately 3.9% in sales of hardline merchandise and a decrease of approximately 2.2% in sales of softline merchandise.

The Company plans for sales in existing stores in the July reporting period to increase in the 2% to 3% range.

With over 5,700 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for over forty-five years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

Certain statements contained in this press release or in other press releases, public filings, or other written or oral communications made by the Company or our representatives, which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future.  These forward-looking statements may be identified by the use of the words “plan,” “estimate,” “expect,” “anticipate,” “probably,” “should,” “project,” “intend,” “continue,” and similar terms and expressions.  Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to:

•                  competitive factors and pricing pressures,

•                  changes in economic conditions,

•                  the impact of acts of war or terrorism,

•                  changes in consumer demand and product mix,

•                  unusual weather that may impact sales,

•                  the impact of inflation,

•                  merchandise supply and pricing constraints,

•                  success of merchandising and marketing programs,

•                  general transportation or distribution delays or interruptions,

•                  dependence on imports,

•                  changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

•                  availability of real estate,

•                  costs and delays associated with building, opening and operating new distribution facilities and stores,

•                  costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs,

•                  changes in food and energy prices and their impact on consumer spending and the Company’s costs,

•                  adverse impacts associated with legal proceedings and claims,

•                  changes in shrinkage,

•                  changes in health care and other insurance costs,

•                  changes in the Company’s ability to attract and retain employees,

•                  changes in state or federal legislation or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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